EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE
AND WAIVER OF CLAIMS

THIS AGREEMENT, made and entered into this 29th day of October 2014, by and among ESB FINANCIAL CORPORATION, a Pennsylvania banking corporation with its headquarters and main office located in Ellwood City, Pennsylvania (hereinafter referred to as “ESB Financial”), ESB BANK, a Pennsylvania chartered savings bank and a wholly owned subsidiary of ESB Financial (“ESB”), CHARLOTTE A. ZUSCHLAG (hereinafter referred to as the “Executive”), WESBANCO, INC., a West Virginia corporation (hereinafter referred to as “Wesbanco”), and WESBANCO BANK, INC., a West Virginia banking corporation (hereinafter referred to as the “Bank”).
WHEREAS, ESB Financial, ESB, Wesbanco and the Bank are concurrently entering into an Agreement and Plan of Merger dated October 29th, 2014 (the “Merger Agreement”) which provides for the merger of ESB Financial with and into Wesbanco (the “Merger”) and ESB with and into the Bank,
WHEREAS, the Executive is presently employed by ESB Financial and ESB, and this Agreement will become effective only upon the Effective Date of the Merger as defined in the Merger Agreement,
WHEREAS, the Executive is a party to an Amended and Restated Employment Agreement among ESB dated November 20, 2012 (the “ESB Employment Agreement”), and an Amended and Restated Employment Agreement with ESB Financial dated November 20, 2012 (the “ESB Financial Employment Agreement”) (collectively, the “Employment Agreements”), and

WHEREAS, the parties agree that the Executive will have grounds to terminate her employment for “Good Reason” under the Employment Agreements upon completion of the Merger, which will trigger the  payment by Wesbanco of change in control benefits pursuant to the Employment Agreements, which the parties agree shall be in the amount of Two Million Sixty Thousand Dollars ($2,060,000), payable in a lump sum on the Effective Date of the Merger (the “Change in Control Payment”) and the other benefits herein provided, and
WHEREAS, Wesbanco, the Bank and the Executive are concurrently entering into a Non-Competition Agreement as of the date of this Agreement (the “Non-Competition Agreement”),
WITNESSETH THAT:  In consideration of the mutual promises and undertakings hereinafter set forth, the parties hereto agree as follows:
1.           Separation from Service.  The parties hereto agree that the Executive shall have a separation from service for purposes of Section 409A of the Internal Revenue Code (the “Code”) effective as of the Effective Date of the Merger.  The Executive will then be re-hired on a part-time basis for a specific term of employment on a contract basis following the Effective Date pursuant to a written employment agreement being concurrently executed by Wesbanco and the Executive (the “Term Agreement”).
2.           Consideration.  Wesbanco agrees to pay to the Executive the Change in Control Payment in a lump sum payment on the Effective Date of the Merger.
3.           Continued Insurance Coverage.  Continued insurance coverage is addressed in the separate Term Agreement, a copy of which is attached as Exhibit A.

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4.           Effect on Employment Agreements.  Upon payment of the Change in Control Payment in Paragraph 2 above and the effectiveness of the Term Agreement, the Employment Agreements shall terminate with no further force and effect.
5.           SERP.  Wesbanco and the Executive mutually agree that the payment of the Executive’s benefits under the Amended and Restated Supplemental Executive Retirement Plan among ESB Financial and ESB dated November 20, 2007 (the “SERP”) will be triggered by her separation from service on the Effective Date of the Merger.  Wesbanco will pay to the Executive the benefits to which the Executive is entitled under the terms of the SERP in accordance with the provisions thereof.
6.           Excess Benefit Plan.  Wesbanco and the Executive mutually agree that the payment of the Executive’s benefits under ESB Financial’s Amended and Restated Excess Benefit Plan dated November 20, 2007 (the “Excess Benefit Plan”) will be triggered by her separation from service on the Effective Date of the Merger.  Wesbanco will pay to the Executive the benefits to which the Executive is entitled under the terms of the Excess Benefit Plan in accordance with the provisions thereof.
7.           Other Benefits.  The Executive further acknowledges that she has been provided with such information as she deems necessary to determine her rights, if any, under Wesbanco’s various employee benefit plans and policies.  The Executive further acknowledges that she is not entitled to any other severance benefits under applicable benefit programs, plans or policies of ESB Financial or ESB.
8.           Gross-Up Payment by Wesbanco.  (a) In the event that any payment, benefit or distribution by or on behalf of Wesbanco, the Bank, ESB Financial or ESB to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of

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this Agreement, the Non-Competition Agreement, the Term Agreement, the benefit plans of the foregoing entities or otherwise, but determined without regard to any additional payments required under this Section) (the "Payments") is determined to be a "parachute payment" within the meaning of Section 280G(b)(2) of the Code or any successor or substitute provision, with the effect that the Executive is liable for the payment of the excise tax described in Section 4999 of the Code or any successor or substitute provision (the "Excise Tax"), then Wesbanco shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income taxes, employment-related taxes (including Social Security and Medicare taxes) and Excise Tax on the Gross-Up Payment, shall be equal to the Payments.
(b)           All determinations required to be made under this Section 8, and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by Wesbanco immediately prior to the Executive's separation from service (the "Accounting Firm"), which shall provide detailed supporting calculations both to Wesbanco and the Executive.  Wesbanco shall pay all fees and expenses of the Accounting Firm.  Any determination by the Accounting Firm shall be binding upon Wesbanco and the Executive, except as provided in subparagraph (c) below.
(c)           As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service ("IRS") or other agency will claim that a greater or lesser Excise Tax is due.  In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating any Gross-Up Payment, the Executive shall repay to Wesbanco, within thirty (30) days following the date that the amount of such reduction in Excise

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Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income taxes and employment-related taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax or employment-related tax), plus interest on the amount of such repayment at 120% of the short-term applicable federal rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the initial Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the initial Gross-Up Payment), which initial Gross-Up Payment may be zero, Wesbanco shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined.
(d)           In each calendar year that the Executive receives payments of benefits that constitute a parachute amount, the Executive shall report on her state, local and federal income tax returns such information as is consistent with the determination made by the Accounting Firm as described above.  Wesbanco shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys' fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information, with such indemnification to be paid by Wesbanco to the Executive as soon as practicable and in any event within thirty (30) days following the date the amount subject to indemnification was determined.  The Executive shall promptly notify Wesbanco in writing whenever the Executive receives notice of the institution of a judicial or administrative

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proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 8 is being reviewed or is in dispute.  The Executive and Wesbanco shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.  Wesbanco shall pay all fees and expenses of the Executive relating to a claim by the IRS or other agency.
9.           Release of Claims.  The payment of the Change in Control Payment in Paragraph 2 above is conditioned upon the Executive executing the Release of Claims substantially in the form set forth in Exhibit B attached hereto so that such release has become effective prior to the date the Change in Control Payment is paid.  Wesbanco agrees to provide the Executive with a completed copy of Exhibit B hereto (with a copy of the exhibit referenced therein attached thereto) at least 60 days prior to the expected Effective Date of the Merger.
10.           Executive’s Rights.  The Executive specifically acknowledges that on the
29th day of October 2014, officials of Wesbanco presented her with this Agreement, thereby informing her of the amounts to which she will be entitled to upon her separation from service and explained to her that, in addition to those amounts, Wesbanco would provide the consideration stated herein if, and only if, the Executive (i) executes this Agreement and the attached Release of Claims; (ii) does not revoke the attached Release of Claims, as described below; and (iii) otherwise strictly abides by the terms of this Agreement.  The Executive further acknowledges that she has been advised by Wesbanco that she (i) has the right to consult an attorney of her own choice; (ii) has a minimum of forty-five (45) days to consider the attached Release of Claims after the exhibit thereto is attached before signing it; and (iii) has seven (7) days after she signs the attached Release of Claims within which to revoke it, and that this

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Agreement shall not become effective or enforceable until seven days following the date of the Executive’s execution of the attached Release of Claims.
The toll free telephone number of the West Virginia State Bar’s Lawyer Information Referral Service is 1-800-642-3617.  The toll free telephone number of the Pennsylvania Bar Lawyer Referral Service is 1-800-692-7375.
The Executive specifically recognizes that, by signing this Agreement and the attached Release of Claims, she is waiving any rights to receive any remedial or monetary relief, including without limitation, back pay, front pay, emotional distress damages, reinstatement, damages for injury to reputation, pain and suffering or loss of future income, or punitive damages as a consequence of any charge or complaint filed with the Equal Employment Opportunity Commission, the West Virginia Human Rights Commission, the Pennsylvania Human Relations Commission, or any similar state or federal agency.
Excluded from this Separation Agreement and Release and Waiver of Claims are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies.  The Executive does, however, waive her right to any monetary recovery should any agency pursue any claims on her behalf.  The Executive represents and warrants that she has not filed any complaint, charge or lawsuit against Wesbanco with any governmental agency and/or any court.
In addition, the Executive agrees never to sue Wesbanco in any forum for any claim covered by the attached Release of Claims, except that the Executive may bring a claim under the ADEA to challenge this Separation Agreement and Release and Waiver of Claims.  If the Executive violates this Separation Agreement and Release and Waiver of Claims by suing Wesbanco, other than under the ADEA, she shall be liable to Wesbanco for its reasonable

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attorney's fees and other litigation costs and expenses incurred against such a suit.
        11.           No Admission of Liability. The parties agree that this Agreement and the offer to enter into this Agreement are not, and shall not be construed in any way as, or deemed to be, an admission by Wesbanco or any of the Releasees of any act of wrongdoing or admission of liability or responsibility at any time or in any manner whatsoever.  The parties further agree that this Agreement may not be used in any action between the Executive and Wesbanco or any of the Releasees, other than for the enforcement of this Agreement or as evidence of a waiver by the Executive.
12.           Program Not to Benefit Others.  The parties acknowledge that the Executive’s right to the separation pay settlement described herein shall be determined exclusively under the provisions stated herein, and this Agreement is not intended to, and does not, create rights for the benefit of any other employee or person.
13.           Final and Binding Agreement.  The Executive agrees and recognizes that this Agreement is final and binding when the attached Release of Claims is signed by the Executive, subject only to the Executive’s revocation right as described in Paragraph 10 above and to the Merger being completed.  In the event the Merger Agreement is terminated for any reason, this Agreement shall automatically become null and void.
14.           Non-Disparagement.  The Executive agrees not to make any disparaging or negative remarks, either orally or in writing, regarding Wesbanco or any other Releasee concerning acts occurring before the signing of this Agreement or relating to this Agreement and the matters covered hereby.  The Executive further agrees to direct her agents or any other person acting on her behalf to refrain from making such comments.
15.           Remedies.  In the event of a breach or threatened breach of all or part of Paragraph

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14 of this Agreement, the Executive agrees that Wesbanco shall be entitled to injunctive relief and all other remedies available at law or in equity in a court of competent jurisdiction to remedy any such breach or threatened breach.  The Executive hereby acknowledges that damages alone would be inadequate and insufficient as a remedy for any such breach or threatened breach.  The Executive further agrees that the covenants contained in Paragraph 15 and the remedies contained in this Paragraph 15 shall survive the termination of this Agreement.
16.           References.  If any inquiry about the Executive is made to Wesbanco as a reference for future employment or for other purposes, Wesbanco agrees that it shall state that it will provide the Executive’s dates of employment, job titles and job descriptions, in accordance with Wesbanco’s existing personnel policies.  Further, Wesbanco, including its respective officers, directors, agents, servants or employees or any of their successors or assigns, shall not make any disparaging or negative remarks, either orally or in writing, regarding the Executive concerning any acts which occurred before the signing of this Agreement or relating to this Agreement.  The Executive agrees to direct all inquiries concerning her employment and the separation thereof to the Director of Human Resources at Wesbanco.
17.           Unemployment Compensation.  As additional consideration for this Agreement, Wesbanco agrees that it will not contest any claim filed by the Executive for unemployment compensation with respect to the Executive’s separation from service described herein.
18.           Voluntary Agreement.  The Executive expressly warrants and represents to Wesbanco as part of the consideration expressed herein that, before executing this Agreement, she has fully informed herself of its terms, contents and conditions, and represents that in making this settlement she has had the opportunity to obtain the benefit of the advice of counsel of her choosing and no promise or representation of any kind or character has been made to her by

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Wesbanco, or by anyone acting on its behalf, except as is expressly stated in this Agreement.  The Executive acknowledges that she has relied solely and completely upon her own judgment and, if she has so elected, the advice of counsel and other advisors in making this settlement, and that she fully and completely understands both the terms of the settlement and the release; that she fully understands it is a full, complete and final release, and that the payment and other consideration set forth in this Agreement are all the consideration to be conferred upon her in accordance with the parties’ agreement regarding the settlement of the matters described herein.  The Executive further represents that she has read this Agreement in its entirety and that she understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation, or coercion on the part of any person or entity.
19.           Counterparts.  This Agreement shall be executed in two counterparts, each of which shall be deemed an original and together shall constitute one and the same document, with one counterpart being delivered to each party.
20.           Entire Agreement.  This Agreement supersedes all other oral and written agreements between the parties hereto except for the Non-Competition Agreement and the Term Agreement, as to the matters herein and contains all of the covenants and agreements between the parties with respect to the employment of the Executive by Wesbanco, the separation thereof, and the matters provided herein.  The Executive acknowledges that, in executing this Agreement, she has not relied on any representation or statement not set forth herein.  This Agreement may not be modified except in writing, signed by the Executive and Wesbanco.  This Agreement shall be binding on all of the Executive’s heirs, representatives, successors and assigns.  The Executive shall not assign any rights or obligations under this Agreement, without the written consent of

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Wesbanco.  The Executive further represents that she has read this Agreement in its entirety and that she understands all of its terms and enters into and signs this Agreement knowingly and voluntarily, with full knowledge of its significance, and not as a result of any threat, intimidation or coercion on the part of Wesbanco or any Releasee.
21.           Law Governing Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia, excepting such State’s choice of law provisions, and except as otherwise preempted by the Employee Retirement Income Security Act of 1974 or other applicable federal law.
22.           Waiver of Breach Not Deemed Continuing.  The waiver of or by any party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.
23.           Construction and Severability.  The parties agree that, in all cases, the language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.  Furthermore, in the event that one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability of such provision shall have no effect upon, and shall not impair, the validity, legality or enforceability of any other provisions in this Agreement.
24. Disclosure of Employment Information. Upon execution of an authorization for the release of information concerning the Executive’s employment to any prospective employer, Wesbanco will disclose the Executive’s dates of employment, including hire date and separation date, job titles and job descriptions. No other employment information will be provided to any prospective employer.

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25.           Return of the Bank’s Property.  The Executive avers that she has previously returned and delivered to Wesbanco all of the Bank’s property in the Executive’s possession or control.
26.           Confidentiality.  The Executive understands and agrees that even after her separation from service, she is required to maintain the confidentiality of all proprietary information and knowledge acquired by her during her employment with the Bank, which belongs to the Bank or its customers, and which has not been published, disseminated or otherwise become a matter of general public knowledge.  The Executive agrees that she will not directly or indirectly solicit known former customers of the Bank.  The Executive agrees that she will not disclose or make use of such information, whether with respect to the Bank’s or Wesbanco’s customers’ business, operations, finances, customers, employees or otherwise, and whether in written form or committed to memory.
27.           Transition.  The Executive will make every effort to ensure a smooth transition, and agrees to cooperate with Wesbanco and to provide all necessary information regarding the status of operations, the location of relevant materials, and any other relevant information related to the Executive’s responsibilities with the Bank of which Wesbanco should be aware or which Wesbanco may request, now or at any later time.
28.           Executive Cooperation.  As a free and voluntary act, the Executive also further agrees after the Executive’s separation to cooperate at Wesbanco’s expense with any investigations or lawsuits involving Wesbanco on matters where the Executive had specific knowledge or responsibility.  The Executive will be reimbursed at a rate equal to her final base salary computed on an hourly basis.  The Executive will make herself available at Wesbanco’s expense for any litigation, including specifically, but not exclusively, preparation for depositions

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and trial.  The Executive will not assist or provide information in any litigation against Wesbanco except as required under law or formal legal process after timely notice is provided to Wesbanco to allow Wesbanco to take legal action with respect to the request for information or assistance.  Nothing in this Agreement shall restrict or preclude the Executive from, or otherwise influence the Executive in, testifying fully and truthfully in legal or administrative proceedings against Wesbanco, as required by law or formal legal process.
29.           Tax Liability.  Except as set forth in Paragraph 8 of this Agreement, the Executive is exclusively liable for the payment of any federal, state, city or other taxes that may be due as a result of the Change in Control Payment received by the Executive; provided, however, that Wesbanco shall pay all federal, state and local amounts withheld from payments to the Executive and all of the employment taxes at the time normally paid by Wesbanco on the Executive’s Change in Control Payment in connection with the consideration payable to the Executive pursuant to this Agreement.
30.           Headings.  Headings are inserted for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
31.           Termination or Modification of Benefits.  The Executive understands and agrees that nothing in this Agreement shall affect Wesbanco’s reserved right to terminate or amend in whole or in part, in any manner whatsoever and with respect to the Executive or any other active or former employee or any group thereof, any employee benefit plan which is presently or which may be offered to Wesbanco’s employees.

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IN WITNESS WHEREOF, each of the parties hereto has executed this SEPARATION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS as of the day and year first written above.
Executed this 29th day of October 2014.
ESB FINANCIAL CORPORATION

              By /s/ William B. Salsgiver
                        WILLIAM B. SALSGIVER
Chairman of the Board

(SEAL)

ATTEST:
/s/ Charles P. Evanoski

ESB BANK

               By /s/ William B. Salsgiver
                        WILLIAM B. SALSGIVER
Chairman of the Board

(SEAL)

ATTEST:
/s/ Charles P. Evanoski

                       /s/ Charlotte A. Zuschlag
              CHARLOTTE A. ZUSCHLAG

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WESBANCO, INC., a West Virginia
corporation

By /s/ Todd F. Clossin
Its President & CEO

(SEAL)

ATTEST:

/s/ Linda M. Woodfin

WESBANCO BANK, INC., a West Virginia
banking corporation

By /s/ Todd F. Clossin
Its President & CEO
(SEAL)

ATTEST:

/s/ Linda M. Woodfin

STATE OF PENNSYLVANIA,
COUNTY OF LAWRENCE, TO-WIT:

The foregoing instrument was acknowledged before me this 29th day of October 2014, by WILLIAM B. SALSGIVER, Chairman of the Board, of ESB FINANCIAL CORPORATION, on behalf of the corporation.

                               /s/ Sally A. Mannarino
                   Notary Public

My commission expires:

December 30, 2016

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STATE OF PENNSYLVANIA,
COUNTY OF LAWRENCE, TO-WIT:

The foregoing instrument was acknowledged before me this 29th day of October 2014, by WILLIAM B. SALSGIVER, Chairman of the Board, of ESB BANK, on behalf of the corporation.

                               /s/ Sally A. Mannarino
                  Notary Public

My commission expires:

December 30, 2016

STATE OF PENNSYLVANIA,

COUNTY OF LAWRENCE, TO-WIT:

I, Sally A. Mannarino, a notary public in and for said State do certify that CHARLOTTE A. ZUSCHLAG, whose name is signed to the writing annexed hereto, bearing the date of ____ day of October 2014, has this day acknowledged the same before me in my said county.

                              /s/ Sally A. Mannarino
                  Notary Public

My commission expires:

December 30, 2016

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STATE OF WEST VIRGINIA,

COUNTY OF OHIO, TO-WIT:

The foregoing instrument was acknowledged before me this 29th day of October 2014, by Todd F. Clossin, President of WESBANCO, INC., a West Virginia corporation, on behalf of the corporation.

                              /s/ James C. Gardill
                 Notary Public

My commission expires:

October 24, 2015

STATE OF WEST VIRGINIA,
COUNTY OF OHIO, TO-WIT:

The foregoing instrument was acknowledged before me this 29th day of October 2014, by Todd F. Clossin, President of WESBANCO BANK, INC., a West Virginia banking corporation, on behalf of the corporation.

                              /s/ James C. Gardill
                 Notary Public

My commission expires:

October 24, 2015

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Exhibit B
RELEASE OF CLAIMS
In consideration of the cash payments and benefits to be provided to the Executive pursuant to the Separation Agreement and Release and Waiver of Claims dated as of October 29, 2014 (the “Agreement”) and the Term Agreement referenced therein, the Executive hereby agrees to release and waive any and all claims or demands (whether known or unknown) which currently exist, arising from the Executive’s separation from service as of the Effective Date of the Merger, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), or in tort, (excluding workers’ compensation and any claim for employee benefits to which the Executive is entitled as of the last day of the Executive’s active employment with ESB Financial or ESB under the express terms of the employee benefit plans sponsored by such entities) against Wesbanco, any of its parents, subsidiaries and affiliates or predecessors in interest and any employee benefit plan sponsored by any of them, and the officers, employees, directors, shareholders, fiduciaries and agents of any of them, along with the successors, assigns and heirs of any of the foregoing persons or entities (collectively referred to as the “Releasees”) arising from the Executive’s separation from service  It is specifically understood and agreed between the Executive and Wesbanco that this release and waiver includes any rights or claims to which the Executive may have been entitled under the Fair Labor Standards Act of 1938; the Civil Rights Act of 1866; the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act of 1974; Title 47 of the Pennsylvania Statutes, specifically Chapter 17; Chapter 21 of the West Virginia Code; W.Va. Code § 5-11, et seq.; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Vietnam Era Veterans

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Readjustment Assistance Act of 1974; the Older Workers Benefit Protection Act; the Americans with Disabilities Act, and all other federal, state and local law claims, whether statutory or common law, including, but not limited to, those under the laws of the States of West Virginia and Pennsylvania, including, but not limited to, the West Virginia Human Rights Act, W.Va. Code § 5-11-1, et seq., and the Pennsylvania Human Relations Act.
However, the parties acknowledge that the Executive is not waiving any rights or claims that may arise after this release is executed; provided, however, that the Executive shall be precluded from recovering for actions or inactions which occurred or should have occurred prior to the execution of this release.  Additionally, the Executive waives and releases any right she may have to recover any damages resulting from any action or suit instituted on her behalf by the Equal Employment Opportunity Commission, the West Virginia Human Rights Commission, or other fair employment practices agencies for any action or inaction occurring prior to the execution of this release.
Notwithstanding any provision of this Release of Claims to the contrary: (y) nothing contained herein shall be deemed to modify, waive, release, terminate or amend any right or benefit the Executive may possess under the terms of the Agreement, the Non-Competition Agreement or the Term Agreement; and (z) notwithstanding the above, the Executive does not waive any right that the Executive may have related to (i) vested benefits under any tax-qualified plan provided by ESB Financial or any subsidiary or affiliate or any successor of the foregoing, (ii) any breach of the Agreement, the Non-Competition Agreement or the Term Agreement by Wesbanco or any subsidiary or affiliate or any successor of the foregoing, (iii) any claim or right based upon facts and circumstances arising after the execution and delivery of this Release of Claims, (iv) any accrued but unpaid compensation as of the Effective Date of the Merger, (v) her

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rights as a stockholder of ESB Financial or Wesbanco, (vi) her rights as the holder of unexercised stock options to purchase common stock of ESB Financial, or (vii) any right or benefit that cannot be waived as a matter of law.
All capitalized terms which are defined in the Agreement and which are not otherwise defined herein shall have the meaning set forth in the Agreement.
IN WITNESS WHEREOF, the Executive has executed this Release of Claims as of this ___ day of January 2015.

                                 /s/ Charlotte A. Zuschlag
                               Charlotte A. Zuschlag, the Executive

[attach ADEA exhibit]

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ADEA Exhibit

Date of Birth	Job Title
2/1/1959	Group SR VP/Finance/CFO
12/16/1954	Group SR VP/Lending
1/26/1956	Group SR VP/Operations
3/17/1951	President/CEO
5/17/1958	SVP-Asset/Liability Mgmt.
7/28/1946	SVP-Business Development
1/25/1956	SVP-Commercial Lending
4/30/1957	SVP-Human Resources
2/17/1957	SVP-Information Technology
5/15/1962	SVP-Internal Audit/Loan Review
10/22/1950	SVP-Retail Lending/CRA Officer
9/5/1969	SVP-Treasurer/Controller

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